Exhibit 32.3

Certification of Continental Airlines, Inc.

Pursuant to 18 U.S.C. 1350

(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his knowledge based on a review of the annual report on Form 10-K for the period ended December 31, 2011 of Continental Airlines, Inc. (the “Report”):

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Continental Airlines, Inc.

Date: February 22, 2012

/s/ Jeffery A. Smisek
Jeffery A. Smisek
Chairman, President and
Chief Executive Officer

/s/ Zane C. Rowe
Zane C. Rowe
Executive Vice President and
Chief Financial Officer